UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August  28, 2008

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1)                    In June 2007 the Board approved  a new restricted stock program to be administered under the Company’s 2004 Stock Incentive Plan and under which amounts awarded are based in part on improvements to what the Company refers to as modified economic profit (“MEP”) and which considers the dollar amount of wealth that has been created or lost in a reporting period. MEP is a financial performance measure that calculates the profits that remain after considering an assumed cost of capital  It equals income from operations, net of taxes, less the product of total capital employed in our business times cost of capital, which for purposes of the new program is estimated at 11%. While subject to change, it is assumed that this amount will remain constant from year to year.    Total capital represents current assets (excluding cash) less current liabilities plus the book value of plant, property and equipment, plus goodwill and other long term assets.  For purposes of the plan, the Company includes amounts payable under annual awards in determining income from operations.   Under the program, subject to the availability of shares under the 2004 Stock Incentive Plan,  restricted stock awards will be made each year (commencing in Fiscal 2009) and generally will be based on a percentage (approximately 85.7%) of the increase in MEP over the prior year. However, the maximum grant date market value of the awards made for any year to all participants will be $4.5 million and the minimum grant date market value made in any year to all participants, including years in which the change in MEP is negative,  will be $1.5 million. The actual number of shares issued to all participants with respect to a fiscal year will be determined on the date the Committee certifies the change in MEP for such year.  Shares awarded will vest in 5 years and will pay dividends during the vesting period. Provisions for forfeiture and accelerated and pro rata vesting generally are similar to those under the guidelines for the Company’s outstanding performance accelerated restricted stock awards.

MEP was negative for fiscal 2008, and consistent with this program, at its meeting on August 28, the Human Resources and Compensation Committee of the Board approved restricted stock awards relating to an aggregate of 296,441 shares under the Company’s 2004 Stock Incentive Plan, including awards for the number of shares indicated to the Company’s principal executive officer, principal financial officer and named executive officers as follows:  Laidacker M. Seaberg - 0;  Timothy W. Newkirk – 17,695;  Robert Zonneveld – 10,772; Randy M. Schrick - 13,530; Brian T. Cahill – 13,072;  Donald Coffey – 10,834.

(e)(2)                    At its meeting on August 28, the  Human  Resources and Compensation Committee determined to waive minimum vesting conditions and to permit accelerated vesting on a prorata basis with respect to performance accelerated restricted stock awards previously granted to four employees who had retired, were disabled or who were involuntarily terminated without cause, including Ladd Seaberg, who retired as an employee on June 30.  As a result of this action, Mr. Seaberg received  27,029 shares out of a total of  65,000 shares  previously granted under awards affected by this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: September 4, 2008	/s/ Timothy W. Newkirk
Timothy W. Newkirk
President and Chief Executive Officer